UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.     )*

PRA Health Sciences, Inc.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

69354M108

(CUSIP Number)

December 31, 2014

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 69354M108	13G

1.	Name of Reporting Person KKR PRA Investors L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 39,933,657

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 39,933,657

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 39,933,657

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 66.8%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 69354M108	13G

1.	Name of Reporting Person KKR PRA Investors GP LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 39,933,657

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 39,933,657

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 39,933,657

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 66.8%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 69354M108	13G

1.	Name of Reporting Person KKR North America Fund XI L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 39,933,657

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 39,933,657

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 39,933,657

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 66.8%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 69354M108	13G

1.	Name of Reporting Person KKR Associates North America XI L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 39,933,657

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 39,933,657

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 39,933,657

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 66.8%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 69354M108	13G

1.	Name of Reporting Person KKR North America XI Limited

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 39,933,657

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 39,933,657

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 39,933,657

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 66.8%

12.	Type of Reporting Person (See Instructions) CO

CUSIP No. 69354M108	13G

1.	Name of Reporting Person KKR Fund Holdings L.P.

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 39,933,657

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 39,933,657

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 39,933,657

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 66.8%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 69354M108	13G

1.	Name of Reporting Person KKR Fund Holdings GP Limited

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 39,933,657

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 39,933,657

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 39,933,657

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 66.8%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 69354M108	13G

1.	Name of Reporting Person KKR Group Holdings L.P.

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 39,933,657

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 39,933,657

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 39,933,657

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 66.8%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 69354M108	13G

1.	Name of Reporting Person KKR Group Limited

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 39,933,657

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 39,933,657

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 39,933,657

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 66.8%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 69354M108	13G

1.	Name of Reporting Person KKR & Co. L.P.

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 39,933,657

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 39,933,657

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 39,933,657

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 66.8%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 69354M108	13G

1.	Name of Reporting Person KKR Management LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 39,933,657

	6.	Shared Voting Power 0

	7.	Sole Dispositive Power 39,933,657

	8.	Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 39,933,657

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 66.8%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 69354M108	13G

1.	Name of Reporting Person Henry R. Kravis

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 39,933,657

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 39,933,657

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 39,933,657

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 66.8%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 69354M108	13G

1.	Name of Reporting Person George R. Roberts

2.	Check the Appropriate Box if a Member of a Group
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 39,933,657

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 39,933,657

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 39,933,657

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 66.8%

12.	Type of Reporting Person (See Instructions) IN

STATEMENT ON SCHEDULE 13G

Pursuant to Rule 13d-1(d) under the Securities Exchange Act of 1934, as amended (the “Act”), each of the persons listed below under Item 2 (each a “Reporting Person,” and collectively the “Reporting Persons”), have agreed to file one statement with respect to their beneficial ownership of Common Stock, par value $0.01 per share (“Common Stock”), of PRA Health Sciences, Inc. (the “Issuer”).

Item 1.
	(a)	Name of Issuer: PRA Health Sciences, Inc.
	(b)	Address of Issuer’s Principal Executive Offices: 4130 ParkLake Avenue, Suite 400, Raleigh, North Carolina 27612

Item 2.
(a)

Name of Person Filing:
KKR PRA Investors L.P.

KKR PRA Investors GP LLC

KKR North America Fund XI L.P.

KKR Associates North America XI L.P.

KKR North America XI Limited

KKR Fund Holdings L.P.

KKR Fund Holdings GP Limited

KKR Group Holdings L.P.

KKR Group Limited

KKR & Co. L.P.

KKR Management LLC

Henry R. Kravis

George R. Roberts

(b)

Address of Principal Business Office, or, if none, Residence:
The principal business office for all persons filing (other than George R. Roberts) is:

c/o Kohlberg Kravis Roberts & Co. L.P.

9 West 57th Street, Suite 4200

New York, NY 10019

The principal business office for George R. Roberts is:

c/o Kohlberg Kravis Roberts & Co. L.P.

2800 Sand Hill Road, Suite 200

Menlo Park, CA 94025

	(c)	Citizenship: See Item 4 of each cover page.
	(d)	Title of Class of Securities: Common stock, par value $0.01 per share.
	(e)	CUSIP Number: 69354M108

Item 3.
Not applicable.

Item 4.	Ownership.
(a)

Amount beneficially owned:

KKR PRA Investors L.P. holds 39,933,657 shares of Common Stock, or 66.8% of the outstanding shares of Common Stock based on 59,808,888 shares of Common Stock outstanding as of the completion of the Issuer’s initial public offering on November 18, 2014 (including the exercise of the underwriters’ option to purchase additional shares), as reported in the Issuer’s prospectus dated November 12, 2014, filed with the Securities and Exchange Commission on November 14, 2014 and the Issuer’s Form 8-K filed with the Securities and Exchange Commission on November 18, 2014.

Each of KKR PRA Investors GP LLC (“KKR PRA GP”) (as the general partner of KKR PRA Investors L.P.), KKR North America Fund XI L.P. (“KKR North America XI”) (as the sole member of KKR PRA GP), KKR Associates North America XI L.P. (“KKR Associates North America”) (as the general partner of KKR North America XI), KKR North America XI Limited (“KKR North America Limited”) (as the general partner of KKR Associates North America), KKR Fund Holdings L.P. (“KKR Fund Holdings”) (as the sole shareholder of KKR North America Limited); KKR Fund Holdings GP Limited (“KKR Fund Holdings GP”) (as a general partner of KKR Fund Holdings); KKR Group Holdings L.P. (“KKR Group Holdings”) (as the sole shareholder of KKR Fund Holdings GP and a general partner of KKR Fund Holdings); KKR Group Limited (“KKR Group”) (as the general partner of KKR Group Holdings); KKR & Co. L.P. (“KKR & Co.”) (as the sole shareholder of KKR Group); and KKR Management LLC (“KKR Management”) (as the general partner of KKR & Co.) may also be deemed to be the beneficial owner of the securities held by KKR PRA Investors L.P.

KKR PRA GP, KKR North America XI, KKR Associates North America, KKR North America Limited, KKR Fund Holdings, KKR Fund Holdings GP, KKR Group Holdings, KKR Group, KKR & Co. and KKR Management disclaim beneficial ownership of such securities.

As the designated members of KKR Management, Messrs. Henry R. Kravis and George R. Roberts may be deemed to be the beneficial owner of the securities held by KKR PRA Investors L.P. but disclaim beneficial ownership of such securities.

	(b)	Percent of class: See Item 4(a) above.
	(c)	Number of shares as to which the person has:
		(i)	Sole power to vote or to direct the vote See Item 5 of each cover page.
		(ii)	Shared power to vote or to direct the vote See Item 6 of each cover page.
		(iii)	Sole power to dispose or to direct the disposition of See Item 7 of each cover page.
		(iv)	Shared power to dispose or to direct the disposition of See Item 8 of each cover page.

Item 5.	Ownership of Five Percent or Less of a Class.
Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

See Item 4 above. To the best knowledge of the Reporting Persons, no one other than the Reporting Persons, the persons named in Item 4 above and the partners, members, affiliates and shareholders of the Reporting Persons and of the other persons named in Item 4 above has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, shares of Common Stock.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.
Not applicable.

Item 8.	Identification and Classification of Members of the Group.
Not applicable.

Item 9.	Notice of Dissolution of Group.
Not applicable.

Item 10.	Certifications.
Not applicable.

SIGNATURES

After reasonable inquiry and to the best of the knowledge and belief of the undersigned, the undersigned certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015

KKR PRA INVESTORS L.P.
By: KKR PRA Investors GP LLC, its general partner

By:	/s/Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Vice President

KKR PRA INVESTORS GP LLC

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Vice President

KKR NORTH AMERICA FUND XI L.P.
By: KKR Associates North America XI L.P., its general partner
By: KKR North America XI Limited, its general partner

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

KKR ASSOCIATES NORTH AMERICA XI L.P.
By: KKR North America XI Limited, its general partner

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

KKR NORTH AMERICA XI LIMITED

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

KKR Fund Holdings L.P.
By: KKR Fund Holdings GP Limited, its general partner

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

KKR Fund Holdings GP Limited

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

KKR Group Holdings L.P.
By: KKR Group Limited, its general partner

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

KKR Group Limited

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Director

KKR & Co. L.P.
By: KKR Management LLC, its general partner

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Chief Financial Officer

KKR Management LLC

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact for William J. Janetschek, Chief Financial Officer

Henry R. Kravis

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact

George R. Roberts

By:	/s/ Terence Gallagher
Name:	Terence Gallagher
Title:	Attorney-in-fact

EXHIBITS

Exhibit Number	Title

1	Joint Filing Agreement, dated as of February 13, 2015, as required by Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

2	Power of Attorneys granted by Henry R. Kravis, George R. Roberts and William J. Janetschek